Exhibit 99.1

Mobix Labs Moves Decisively with All-Cash $1.30 Per Share Offer for Peraso — a 53% Premium That Signals New Phase of Growth

October 6, 2025

53% Premium All-Cash Offer Highlights Mobix Labs’ Momentum and Growth Vision

IRVINE, Calif., Oct. 06, 2025 (GLOBE NEWSWIRE) — Mobix Labs, Inc. (Nasdaq: MOBX), a provider of advanced connectivity and sensing solutions, today announced that it has formally delivered an updated all-cash proposal to acquire 100% of Peraso, Inc. (Nasdaq: PRSO).

Under the terms of the proposal, Peraso stockholders would receive $1.30 per share in cash, representing a 53% premium over Peraso’s 20-day volume-weighted average price (VWAP) of $0.85 per share on the Nasdaq exchange for the 20 trading days ended September 4, 2025 — the last trading day before Mobix Labs’ previous public offer.

Mobix Labs views this proposal as a continuation of its disciplined M&A strategy focused on creating long-term stockholder value and accelerating top-line growth.

This new all-cash proposal provides immediate value for Peraso investors and represents another decisive move by Mobix Labs to drive growth, expand its technology leadership, and deliver substantial long-term value for its stockholders. The proposal is based on Peraso’s publicly reported share count and includes customary adjustment provisions.

53% Premium — Delivering Immediate Value for Peraso Shareholders

Mobix Labs’ new offer supersedes its prior mix of cash and stock, making it 100% cash and eliminating all market uncertainty.

● Immediate 53% premium over Peraso’s 20-day VWAP.

● All cash — no volatility, no waiting. Stockholders receive guaranteed value at closing.

● The all-cash structure underscores Mobix Labs’ confidence and readiness to execute.

“Our all-cash $1.30 offer delivers immediate value today and establishes a strong foundation for future growth,” said Keyvan Samini, President and Chief Financial Officer of Mobix Labs. “This proposal underscores Mobix Labs’ belief in the significant strategic potential of this combination. It’s straightforward, it’s certain, and it’s designed to create value for both sets of stockholders.”

Strategic Synergy: Combining Strengths to Drive Revenue and Expansion

Mobix Labs views Peraso’s wireless and millimeter-wave technologies as a perfect complement to its growing leadership in aerospace, defense, and next-generation connectivity.

Together, the combined company is expected to:

● Accelerate revenue growth through cross-market opportunities and new customer channels.

● Capture market share across multiple high-growth technology sectors.

● Unlock efficiencies and scalability that strengthen profitability and margins.

“Peraso’s technology aligns perfectly with Mobix Labs’ strategic vision,” Samini added. “By integrating Peraso’s products and expertise, we can scale faster, grow revenue across more markets, and strengthen our position as a leading innovator in advanced connectivity and defense solutions.”

Friendly, Forward-Looking Approach

Mobix Labs confirmed that its all-cash offer has been delivered directly to Peraso’s Board of Directors.

“Mobix Labs has always preferred partnership over confrontation,” Samini said. “We are ready to work collaboratively with

Peraso’s Board to deliver this compelling value quickly and seamlessly. This transaction is designed to benefit everyone — Peraso investors, Mobix Labs stockholders, and the future of both companies.”

At this time, the proposal is not a formal solicitation or tender offer to acquire Peraso shares. Should Mobix Labs proceed with a tender offer, it will do so in full compliance with all applicable securities laws and regulations. The company reaffirmed its preference for an amicable, cooperative process with Peraso’s leadership to deliver maximum value for both companies’ stockholders.

Forward-Looking Statements

This press release contains “forward-looking statements” (as defined under applicable securities laws). Forward-looking statements relate to expectations, beliefs, projections, plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continue,” “outlook,” or the negative of these terms or other comparable terminology. These statements include, without limitation, statements regarding Mobix Labs, Inc.’s (“Mobix Labs”) proposal to acquire Peraso, Inc. (“Peraso”); the structure, timing, certainty and terms of any such transaction; the anticipated premium to Peraso stockholders; Mobix Labs’ strategic rationale and objectives; expected benefits of a potential combination (including revenue opportunities, cost efficiencies, synergies, market expansion and value creation); financing sources and availability; the anticipated process and next steps (including any future tender offer or other transaction); assumptions regarding Peraso’s publicly reported share count and any customary adjustments; and Mobix Labs’ plans, strategy, prospects and future performance. Forward-looking statements are based on Mobix Labs’ current expectations, estimates, assumptions and projections and involve known and unknown risks, uncertainties and other factors—many of which are outside Mobix Labs’ control—that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: Peraso’s willingness to engage with Mobix Labs; the outcome of any discussions, negotiations or process conducted by Peraso; the possibility that no agreement will be reached and no transaction will be consummated; whether and when Mobix Labs may commence any tender offer; the terms, timing and conditions of any tender offer or other transaction, if commenced; the risk that regulatory approvals are not obtained, are delayed or are obtained on terms that are not anticipated; the occurrence of any event, change or other circumstance that could give rise to the termination of any potential transaction; litigation relating to any proposal or transaction; the reaction of customers, suppliers, business partners and employees to any proposal or transaction; integration risks and the ability to realize expected benefits and synergies on the expected timeline or at all; financing availability, cost and terms and market volatility that could affect Mobix Labs’ ability to obtain capital on acceptable terms; macroeconomic, industry and competitive conditions; changes in defense and communications spending; risks related to retention of key personnel; and other risks described in Mobix Labs’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date it is made, and Mobix Labs undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements.

No Offer or Solicitation.

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities, a solicitation of any vote or approval, or an offer of any kind in any jurisdiction in which such offer, solicitation or sale would be unlawful. No tender offer has been commenced at this time. If Mobix Labs commences a tender offer for the shares of Peraso, Mobix Labs will file with the SEC a tender offer statement on Schedule TO, together with an offer to purchase, a letter of transmittal and related documents (collectively, the “Tender Offer Materials”). In addition, Peraso would be required to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to any tender offer that is commenced. Holders of Peraso securities are urged to read the Tender Offer Materials and the Schedule 14D-9, if and when they become available, because they will contain important information that investors should consider before making any decision regarding tendering their shares. If a transaction is structured as one requiring registration under the Securities Act, Mobix Labs would file a registration statement (including a prospectus) with the SEC, and Peraso may file a proxy statement or other relevant documents with the SEC in connection with seeking any required approvals. Investors and security holders will be able to obtain the foregoing documents (if and when available) free of charge at the SEC’s website at www.sec.gov and from Mobix Labs’ investor relations website.

Contacts

Media Contact:

Chris Lancaster

clancaster@mobixlabs.com

Investor Contact:

Ryan Battaglia

rbattaglia@mobixlabs.com